BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of	Document Number
/s/ Barbara K. Cegavske	20170030306-92
Barbara K. Cegavske	Filing Date and Time 01/23/2017 7:43 AM
Secretary of State	Entity Number
State of Nevada	E0414912007-0

Articles of Merger
(PURSUANT TO NRS 92A.200)

Articles of Merger

(Pursuant to NRS Chapter 92A)

1. Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

Trans-Pacific Aerospace Company, Inc.

Name of merging entity

Nevada                                        Corporation

Jurisdiction                                  Entity type

and,

Trans-Pacific Aerospace Company, Inc.

Name of surviving entity

Wyoming                                        Corporation

Jurisdiction                                  Entity type

2. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn: William McKay

c/o Trans-Pacific Aerospace Company, Inc.

2975 Huntington Drive, Suire 107

San Marino, CA 91108

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3. The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

4. Owner’s approval:

(b) The plan was approved by the required consent of the owners of:

Trans-Pacific Aerospace Company, Inc. a Nevada corporation

Name of merging entity, if applicable

and, or;

Trans-Pacific Aerospace Company, Inc. a Nevada corporation

Name of surviving entity, if applicable

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

5. Amendments, if any, to the articles of certificate of the surviving entity. Provide article numbers, if available, (NRS 92A.200):

The Articles of Incorporation of the Surviving Entity have been amended and restated in their entirety in the form attached as Exhibit A hereto. In particular, the authorized common stock has been increased to an unlimited amount of shares in the surviving entity (See Article V in the attached Exhibit A) and the articles of incorporation for the surviving entity specifically permit shareholder action without a meeting (See Article XIII in the attached Exhibit A).

6. Location of Plan of Merger:

(b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

8. Signature:

Trans-Pacific Aerospace Company, Inc., a Nevada corporation

Name of merging entity

X /s/ William McKay

Signature, President, 1-20-17

Trans-Pacific Aerospace Company, Inc., a Nevada corporation

Name of surviving entity

X /s/ William McKay

Signature, President, 1-20-17

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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EXHIBIT A

TO

ARTICLES OF MERGER

(PURSUANT TO NRS 92A.200)

The Article of Incorporation of the Surviving Corporation have been amended and restated in their entirety to read as follows:

ARTICLE I

Name of Corporation

The name of this corporation is Trans-Pacific Aerospace Company, Inc.

ARTICLE II

Registered Agent

The address of the registered office of the corporation in the State of Wyoming is 1876 Horse Creek Road, Cheyenne, Wyoming 82009, and the name of its registered agent at that address is vCorp Services, LLC.

ARTICLE III

Mailing Address

The mailing address of the corporation is 2975 Huntington Drive, Suite 107, San Marino, CA 91108.

ARTICLE IV

Principal Office Address

The address of the principal office of the corporation is 2975 Huntington Drive, Suite 107, San Marino, CA 91108.

ARTICLE V

Capital Stock

The total number of shares of each class of capital stock which the Corporation shall be divided into two classes as follows: (i) an unlimited number of shares of common stock, par value, $0.001 per shares (the "Common Stock") and (ii) five million (5,000,000) shares of preferred stock, par value $0.001 per share- ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized· to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The Corporation has established pursuant to these Articles of Incorporation, Series A Convertible Preferred Stock (“Series A Preferred Stock”) and Series Series B Preferred Stock (“Series B Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series consists of twenty thousand (20,000) shares, and the Series B Preferred Stock, which series consists of one thousand five hundred (1,500) shares, are set forth below in this Article III.

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A. Series A Preferred Stock.

1. Number of Shares and Designation. This series of Preferred Stock shall be designated as Series A Convertible Preferred Stock, par value $0.001 per share, and the number of shares that shall constitute such series shall be 20,000.

2. Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings indicated:

(a) “Conversion Price” means the Initial Conversion Price, as adjusted pursuant to Section 13 below.

(b) “Initial Conversion Price” means $0.0004.

(c) “Holder” means any holder of Series A Preferred Stock.

(d) “Junior Securities” means the (i) Common Stock and all other equity or equity equivalent securities of the Corporation outstanding as of the date hereof and (ii) all equity or equity equivalent securities issued by the Corporation after the Closing Date.

(e) “Stated Value” means $400.

3. Voting Rights. Except as otherwise required by law or hereunder, the Series A Preferred Stock shall vote together, and not separately as a class, with the Common Stock and all other shares of stock of the Corporation having general voting power. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or the effective date of any written consent Fractional votes of the holders of Series A Preferred Stock shall not, however, be permitted and fractional voting rights shall be (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) rounded to the nearest whole number (with one-half being rounded upward). Holders of Series A Preferred Stock shall be entitled to notice of any stockholders meetings in accordance with the Bylaws of the Corporation, as if such Holders owned shares of Common Stock.

Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock shall be necessary to (1) authorize, adopt or approve any amendment to the Articles of Incorporation or the Bylaws that would increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be senior to or pari passu with Series A Preferred Stock, or (2) amend, alter or repeal the Articles of Incorporation, or the Bylaws so as to affect the shares of Series A Preferred Stock adversely.

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4. Dividends. In the event of any dividends on the Common Stock, Holders of the Series A Preferred Stock shall be entitled to share in any dividends with the Common Stock on an as-converted basis. Except as set forth in this Section 4, the Holders of the Series A Preferred Stock shall not be entitled to dividends thereon.

5. Registration of Series A Preferred Stock. The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series A Preferred Stock Register"), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any· distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

6. Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

7. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the Holders of Series A Preferred Stock shall be entitled to share in any distributions with the Common Stock on an as-converted basis.

(b) The Corporation shall provide written notice of any Liquidation Event to each record Holder not less than 30 days prior to the payment date or effective date thereof. provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holders.

8. Conversion. At the option of any Holder, and subject to the availability of a sufficient number of authorized shares of Common Stock, any Series A Preferred Stock held by such Holder may be converted into Common Stock based on the Conversion Price then in effect for such Series A Preferred Stock. A Holder may convert Series A Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a Conversion Notice, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

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9. Mechanics of Conversion.

(a) The number of shares of Common Stock ("Underlying Shares") issuable upon any conversion of a share of Series A Preferred Stock hereunder shall equal (i) the Stated Value of such share of Series A Preferred Stock to be converted, divided by the Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid dividends on such share of Series A Preferred Stock through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b) Upon conversion of any share of Series A Preferred Stock, the Corporation shall promptly issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.

(c) A Holder shall not be required to deliver the original certificate(s) evidencing the Series A Preferred Stock being converted in order to effect a conversion of such Series A Preferred Stock. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series A Preferred Stock, Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.

10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided , however , that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series A Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or tranferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

11. Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12. Reservation of Underlying Shares. The Corporation covenants that it shall use its commercially reasonable efforts to at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series A Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

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13. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

(a)       Stock Dividends and Splits. If the Corporation, at any time while Series A Preferred Stock is outstanding, (1) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be .the number of shares of. Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than, a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property” ), then in each such case upon any conversion of Series A Preferred Stock that occurs after such record date, such Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

(c) Fundamental Transactions. If, at any time while Series A Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 13(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such a Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the· holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting- the relative value of any different components of Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to Fundamental Transaction.

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(d) Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions- giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation's Transfer Agent.

(f) Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series A Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

14. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series A Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

15. Miscellaneous.

(a) No provision of related to the Series A Preferred Stock set forth in this Article III, Section A may be amended, except in a written instrument signed by the Company and Holders of at least 60% of the shares of Series A Preferred Stock then outstanding.

(b) The Series A Preferred Stock is (i) senior to all equity interests in the Company outstanding as of the Closing Date in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise and (ii) will be senior to all other equity or equity equivalent securities issued by the Corporation after the date hereof.

(c) Any of the rights of the Holders of Series A Preferred Stock set forth herein, for the Holders' benefit, may be waived by the affirmative vote of Holders of at least 60% of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement herein shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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B. Series B Preferred Stock.

1. Number of Shares and Designation. This series of Preferred Stock shall be designated as Series B Preferred Stock, par value $0.001 per share, and the number of shares that shall constitute such series shall be 1,500, with each shares of Series B Preferred Stock having a Stated Value of $10.00 per share.

2. Voting Rights. In addition to the other rights provided herein, by agreement or by law, the holders of the Series B Preferred Stock, the holders of the Common Stock and the holder of Series B Preferred Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of Series B Preferred Stock shall be entitled to the number of votes on such matters equal to the product of (x) the number of shares of the Series B Preferred Stock held by such holder at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected, multiplied by (b) one hundred million (100,000,000).

3. Dividend Rights. None.

4. Liquidation Rights. None

5. Conversion Rights. None

6. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

7. Notices. Unless otherwise specified herein or under the Corporation’s Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

8. No Preemptive Rights. Holders of Series B Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

ARTICLE VI

Incorporator

The incorporator is Gregory R. Camey, Esq., 11900 West Olympic Boulevard, Suite 770, Los Angeles, California 90064.

ARTICLE VII

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Wyoming.

ARTICLE VIII

Directors

The authorized number of directors as of the date of filing of these Articles of Incorporation shall initially be one (1). The number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation.

ARTICLE IX

Duration

The Corporation shall have perpetual existence.

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ARTICLE X

Cumulative Voting

Cumulative voting shall not be permitted by the Corporation.

ARTICLE XI

Shareholder Meetings

Meetings of shareholders may be held outside the State of Wyoming, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Wyoming at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

No Preemptive Rights

No holders or share of the common stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.

ARTICLE XIII

Shareholder Action Without Meeting

Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE XIV

Limitation of Liability; Indemnification

The personal liability of a director or officer to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer shall be eliminated to the fullest extent permissible under Wyoming law except for the following: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Section 17-16-833 of the Wyoming Business Corporation Act.

If the Wyoming Business Corporation Act is hereinafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason that the or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Any repeal or modification of the foregoing provisions of Article XIV by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.

ARTICLE XV

Amendment to Articles of Incorporation

This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

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